Verona Pharma Reports Second Quarter 2022 Financial Results and Provides Corporate Update
Ensifentrine met primary and secondary endpoints of evaluating lung function in Phase 3 ENHANCE-2 trial for COPD
Top-line Phase 3 ENHANCE-1 data expected around the end of 2022
Conference call today at 8:30 a.m. EDT / 1:30 p.m. BST

LONDON and RALEIGH, N.C., August 9, 2022 – Verona Pharma plc (Nasdaq: VRNA) (“Verona Pharma” or the “Company”), a clinical-stage biopharmaceutical company focused on respiratory diseases, announces its financial results for the three months ended June 30, 2022, and provides a corporate update.
In a separate press release issued earlier today, Verona Pharma announced positive top-line results from its Phase 3 ENHANCE-2 (“Ensifentrine as a Novel inHAled Nebulized COPD thErapy”) trial evaluating nebulized ensifentrine for the maintenance treatment of chronic obstructive pulmonary disease (“COPD”). The ENHANCE-2 trial has successfully met its primary endpoint, as well as secondary endpoints demonstrating improvements in lung function, and significantly reduced the rate and risk of COPD exacerbations. Ensifentrine was well tolerated with safety results similar to placebo.
David Zaccardelli, Pharm. D., President and Chief Executive Officer, said: “We are very pleased by the successful outcome of our ENHANCE-2 study and remain committed to bringing ensifentrine to COPD patients as quickly as possible. These data, along with results from our ongoing Phase 3 trial, ENHANCE-1, which are on track to be reported around the end of 2022, if similarly positive, are expected to support the submission of a New Drug Application to the US Food and Drug Administration in the first half of 2023. We want to thank all the patients and investigators for their participation in the trial to advance ensifentrine as a potential new therapy for the treatment of COPD.”
Program Updates and Key Milestones
Based on current models of study progression, the Company’s near-term milestones include:
•Reporting top-line data from ENHANCE-1 around the end of 2022.
•Conditional upon positive results, the Company expects to submit a New Drug Application (“NDA”) to the US Food and Drug Administration (“FDA”) in the first half of 2023 for inhaled ensifentrine for the maintenance treatment of COPD.
With the recent sanctions and other government restrictions resulting from the Russia-Ukraine conflict and the COVID-19 pandemic continuing to impact a number of clinical trial activities, the Company continues to closely monitor these timelines.
Second Quarter and Recent Highlights
Clinical
•In August 2022, the Company reported positive top-line Phase 3 data from ENHANCE-2. The trial successfully met its primary endpoint and secondary endpoints evaluating lung function. Ensifentrine also significantly reduced the rate and risk of COPD exacerbations. Ensifentrine was well tolerated with safety results similar to placebo.
•In May 2022, the Company presented a successful thorough QT analysis demonstrating ensifentrine had no clinically relevant effect on the QT interval or cardiac conduction at the American Thoracic Society International Conference (“ATS”) 2022. The abstract is published on the ATS website and in the peer reviewed publication, American Journal of Respiratory and Critical Care Medicine.

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•In June 2022, the Company completed enrollment in ENHANCE-1 with more than 800 subjects randomized.
Second Quarter 2022 Financial Results
•Cash position: Cash and cash equivalents at June 30, 2022, were $111.5 million (March 31, 2022: $132.8 million). The Company believes cash and cash equivalents at June 30, 2022, expected cash receipts from the U.K. tax credit program and funding expected to become available under the $30.0 million debt facility, will enable Verona Pharma to fund planned operating expenses and capital expenditure requirements through at least the end of 2023.
•R&D Expenses: Research and development (“R&D”) expenses were $15.0 million for the second quarter ended June 30, 2022 (Q2 2021: $20.6 million). The decrease of $5.6 million was primarily due to a $4.2 million decrease in clinical trial and other development costs as we progressed to the later stages of our Phase 3 ENHANCE program and a $1.9 million decrease in share-based compensation.
•SG&A Expenses: Selling general and administrative expenses (“SG&A”) were $5.5 million for the second quarter ended June 30, 2022 (Q2 2021: $8.0 million). The decrease of $2.5 million was primarily due to a decrease in share-based compensation.
•Net loss: Net loss was $17.8 million for the second quarter ended June 30, 2022 (Q2 2021: net loss $22.1 million).
Conference Call and Webcast Information
Verona Pharma will host an investment community webcast and conference call at 8:30 a.m. EDT / 1:30 p.m. BST on Tuesday, August 9, 2022, to discuss the ENHANCE-2 results, its second quarter financial results and the corporate update.
To participate, please dial one of the following numbers and reference conference ID 2165062:
•Link to ENHANCE-2 and second quarter 2022 results call
https://www.veronapharma.com/media/verona-pharma-announces-ensifentrine-meets-primary-endpoint
•+1-888-317-6003 for callers in the United States
•+1-412-317-6061 for international callers
A live webcast will be available on the Events and Presentations link on the Investors page of the Company's website, www.veronapharma.com, and the audio replay will be available for 90 days. An electronic copy of the second quarter 2022 results press release will also be made available today on the Company’s website.
For further information please contact:

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Verona Pharma plc	US Tel: +1-833-417-0262 UK Tel: +44 (0)203 283 4200
Victoria Stewart, Director of Investor Relations and Communications	info@veronapharma.com

Argot Partners (US Investor Enquiries)	Tel: +1-212-600-1902 verona@argotpartners.com
Kimberly Minarovich / Michael Barron

Optimum Strategic Communications (International Media and European Investor Enquiries)	Tel: +44 (0)203 882 9621 verona@optimumcomms.com
Mary Clark / Rebecca Noonan / Zoe Bolt

About Verona Pharma
Verona Pharma is a clinical-stage biopharmaceutical company focused on developing and commercializing innovative therapies for the treatment of respiratory diseases with significant unmet medical needs. If successfully developed and approved, Verona Pharma’s product candidate, ensifentrine, has the potential to be the first therapy for the treatment of respiratory diseases that combines bronchodilator and anti-inflammatory activities in one compound. The Company is evaluating nebulized ensifentrine in its Phase 3 clinical program ENHANCE (“Ensifentrine as a Novel inHAled Nebulized COPD thErapy”) for COPD maintenance treatment. Ensifentrine met the primary endpoint in ENHANCE-2 demonstrating a statistically significant and clinically meaningful improvement in lung function. In addition, ensifentrine significantly reduced the rate of COPD exacerbations. Two additional formulations of ensifentrine are in Phase 2 development for the treatment of COPD: dry powder inhaler (“DPI”) and pressurized metered-dose inhaler (“pMDI”). Ensifentrine has potential applications in cystic fibrosis, asthma and other respiratory diseases. For more information, please visit www.veronapharma.com.
COVID-19 Impact
Verona Pharma continues to monitor the impact of the COVID-19 pandemic on its operations and clinical trials, in particular the timelines and costs of its Phase 3 clinical program ENHANCE. The pandemic and government and other measures in response continue to impact a number of clinical trial activities and the Company will provide an update if it becomes aware of any meaningful disruption caused by the pandemic to its clinical trials.
To help protect the health and safety of the subjects, caregivers and healthcare professionals involved in its clinical trials, as well as its employees and independent contractors, the Company continues to follow guidance from the FDA and other health regulatory authorities regarding the conduct of clinical trials during the COVID-19 pandemic in an effort to ensure the safety of study participants, minimize risks to study integrity, and maintain compliance with good clinical practice.
The COVID-19 pandemic is disrupting supply chains, and employee retention and recruitment, globally and the Company is closely monitoring this situation and will provide an update if it becomes aware of any meaningful disruption caused by the pandemic to the supply of ensifentrine and drug-related products, equipment and services for its clinical trials.
Russia-Ukraine Conflict
Verona Pharma is conducting ENHANCE-1 at a number of clinical trial sites in Russia and Europe (but not including Ukraine). The sanctions and other restrictions imposed by the U.S. and other countries as a result of the current conflict between Russia and Ukraine are impacting, and may continue to impact, the Company’s outsourced clinical research vendor’s ability to pay the clinical trial sites and investigators in Russia and may impact the vendor’s ability to supply ensifentrine and equipment to the sites and validate their trial data. If the conflict extends into other countries in Europe where the Company’s clinical trials are being conducted, its clinical trial activities in those countries may also be impacted. The Company is closely monitoring the Russia-Ukraine conflict and will provide an update if it becomes

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aware of any meaningful disruption to the cost and timelines of our Phase 3 program or its plans to submit an NDA for ensifentrine.
Forward-Looking Statements
This press release contains forward-looking statements. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding our operational review, outlook and financial review, the development of ensifentrine and the progress and timing of clinical trials and data, the goals and design of clinical trials, the assumptions underlying the Company’s models on clinical trial recruitment and progress, including the potential impact of the COVID-19 pandemic and the Russia-Ukraine conflict on such progress and on our business and operations and the Company’s future financial results, the timing of submission of an NDA for ensifentrine, the potential for ensifentrine to be the first therapy for the treatment of respiratory diseases to combine bronchodilator and anti-inflammatory effects in one compound, the potential of ensifentrine in the treatment of COPD, cystic fibrosis, asthma and other respiratory diseases, as well as the potential of the DPI and pMDI formulations of ensifentrine, the funding we expect to become available under the $30.0 million debt financing facility and from cash receipts from U.K. tax credits, and the sufficiency of cash and cash equivalents.
These forward-looking statements are based on management's current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from our expectations expressed or implied by the forward-looking statements, including, but not limited to, the following: our limited operating history; our need for additional funding to complete development and commercialization of ensifentrine, which may not be available and which may force us to delay, reduce or eliminate our development or commercialization efforts; the reliance of our business on the success of ensifentrine, our only product candidate under development; economic, political, regulatory and other risks involved with international operations; the lengthy and expensive process of clinical drug development, which has an uncertain outcome; serious adverse, undesirable or unacceptable side effects associated with ensifentrine, which could adversely affect our ability to develop or commercialize ensifentrine; potential delays in enrolling subjects, which could adversely affect our research and development efforts and the completion of our clinical trials; we may not be successful in developing ensifentrine for multiple indications; our ability to obtain approval for and commercialize ensifentrine in multiple major pharmaceutical markets; misconduct or other improper activities by our employees, consultants, principal investigators, third-party service providers and licensees; our inability to realize the anticipated benefits under licenses granted by us to third parties to develop and commercialize ensifentrine, our future growth and ability to compete depends on retaining our key personnel and recruiting additional qualified personnel; material differences between our “top-line” data and final data; our reliance on third parties, including clinical research organizations, clinical investigators, manufacturers and suppliers, and the risks related to these parties’ ability to successfully develop and commercialize ensifentrine; lawsuits related to patents covering ensifentrine and the potential for our patents to be found invalid or unenforceable; lawsuits related to our licensing of patents and know-how with third parties for the development and commercialization of ensifentrine; changes in our tax rates, unavailability of certain tax credits or reliefs or exposure to additional tax liabilities or assessments could affect our profitability, and audits by tax authorities could result in additional tax payments for prior periods; and our vulnerability to natural disasters, global economic factors, geo-political actions and unexpected events, including health epidemics or pandemics like the COVID-19 pandemic, and conflicts such as the Russia-Ukraine conflict, which has and may continue to adversely impact our business. These and other important factors under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, and our other reports filed with the SEC, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management's estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

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Verona Pharma plc
Consolidated Financial Summary
(unaudited)

	Three months ended June 30,
	2022	2021
	($000’s)	($000’s)
Operating expenses
Research and development	$ 14,982	$ 20,563
Selling, general and administrative	5,526	7,985
Total operating expenses	20,508	28,548
Operating loss	(20,508)	(28,548)
Other income/(expense)
Benefit from R&D tax credit	5,409	3,836
Interest income	165	3
Interest expense	(91)	(85)
Fair value movement on warrants	-	2,711
Foreign exchange (loss) / gain	(2,662)	40
Total other income, net	2,821	6,505
Loss before income taxes	(17,687)	(22,043)
Income tax expense	(79)	(25)
Net loss	$ (17,766)	$ (22,068)

Weighted-average shares outstanding – basic and diluted	484,777,837	470,786,767
Loss per ordinary share – basic and diluted	$ (0.04)	$ (0.05)
	June 30	March 31
	2022	2022

Cash and cash equivalents	$ 111,510	$ 132,764
Total assets	$ 154,856	$ 169,315
Equity	$ 110,880	$ 126,307

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